EXHIBIT (10)

              HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
  *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)



                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000





                                  June 24, 1998



The Wright Managed Blue Chip Series Trust
24 Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

         The Wright Managed Blue Chip Series Trust (the "Trust") is a Massachusetts business trust created under a Declaration of Trust dated, executed and delivered in Boston, Massachusetts on April 15, 1993, as amended and restated on September 16, 1993, and as further amended from time to time (as so amended and restated the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest without par value.

         The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V,  Section  5.1 of the  Declaration  of Trust,  the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such consideration, whether cash or other property, and on such terms as the Trustees may deem appropriate or advisable, all without action or approval of the shareholders. Pursuant to Article V, Section 5.5 of the Declaration of Trust, the Trustees have established three separate series of shares designated "Wright Selected Blue Chip Portfolio", "Wright International Blue Chip Portfolio" and "Catholic Values Equity Investment Portfolio".

         The Trustees have voted to authorize the officers of the Trust to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

         We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise


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The Wright Managed Blue Chip Series Trust
June 24, 1998
Page 2


identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and permits notice of such disclaimer to be given in each written obligation, contract, instrument, certificate, share, other security of the Trust or a series thereof or undertaking made or issued by the Trustees of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

         We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any amendments to the Trust's registration statement with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                                        Very truly yours,

                                                         /s/Hale and Dorr LLP

                                                         Hale and Dorr LLP